Exhibit 2
EXHIBIT 2
STOCK PURCHASE AGREEMENT

Anacor Pharmaceuticals, Inc.
a Delaware corporation
SERIES E PREFERRED STOCK PURCHASE AGREEMENT
December __, 2008

LIST OF EXHIBITS
Exhibit A —	Schedule of Purchasers
Exhibit B —	Form of Amended and Restated Certificate of Incorporation
Exhibit C —	Schedule of Exceptions to Representations and Warranties
Exhibit D —	Form of Amended and Restated Investors’ Rights Agreement
Exhibit E —	Form of Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit F —	Form of Amended and Restated Voting Agreement
Exhibit G —	Form of Legal Opinion of Cooley Godward Kronish LLP

Anacor Pharmaceuticals, Inc.
SERIES E PREFERRED STOCK PURCHASE AGREEMENT
This Series E Preferred Stock Purchase Agreement (this “Agreement”) is made as of December       , 2008, by and among Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached hereto (each, a “Purchaser” and, collectively, the “Purchasers”).
The parties hereto agree as follows:
SECTION 1. Purchase and Sale of Preferred Stock.
1.1 Sale and Issuance of Series E Preferred Stock.
(a) The Company shall have adopted and filed with the Secretary of State of the State of Delaware on or before the date hereof the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B (the “Restated Certificate”).
(b) Upon the terms and subject to the conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each such Purchaser, at the applicable Closing (as defined below), that number of shares of the Company’s $0.001 par value Series E Preferred Stock (the “Series E Preferred”) set forth opposite each such Purchaser’s name on Exhibit A hereto at a purchase price of $3.3872 per share. The shares of Series E Preferred issued to the Purchasers pursuant to this Agreement are referred to in this Agreement as the “Shares.” The Shares have the respective rights, preferences and privileges set forth in the Restated Certificate.
1.2 Closings Mechanics.
(a) The purchase and sale of the Shares shall take place at the offices of Cooley Godward Kronish LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155, at 10:00 a.m., on December      , 2008, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified herein.
(b) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased thereby against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation of indebtedness or by any combination thereof. In the event that payment by a Purchaser is made, in whole or in part, by cancellation of indebtedness, then such Purchaser shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

(c) If fewer than 14,761,455 shares of Series E Preferred Stock are sold at the Initial Closing, the Company shall have the right, any time within 30 days of the Initial Closing, to sell such remaining shares of Series E Preferred Stock to one or more additional purchasers as determined by the Company at the price and on the terms set forth herein, provided that any such additional purchaser shall (i) become a party to this Agreement and the other Transaction Agreements as defined in Section 2.4 below and (ii) have the rights and obligations hereunder and thereunder, by executing and delivering to the Company an additional counterpart signature page to each of the Transaction Agreements. Any additional purchaser so acquiring shares of Series E Preferred Stock shall be considered a “Purchaser” for purposes of this Agreement, and any Series E Preferred Stock so acquired by such additional purchaser shall be considered “Stock” for purposes of this Agreement and the other Transaction Agreements. Promptly after each Closing pursuant to this Section 1.2(c), Exhibit A will be amended to list the Purchasers in that Closing, including the name of each Purchaser, the number of shares of Stock purchased and the consideration paid for such Stock.
SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit C, as of the date hereof:
2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or condition (financial or otherwise).
2.2 Capitalization.
(a) The authorized capital of the Company consists, or will consist, immediately prior to the date of this Agreement, of: (i) 55,672,227 shares of Preferred Stock, of which 4,228,329 shares have been designated Series A-1 Preferred Stock, all of which are issued and outstanding, of which 1,198,046 shares have been designated Series A-2 Preferred Stock, all of which are issued and outstanding, of which 3,339,341 shares have been designated Series B Preferred Stock, all of which are issued and outstanding, of which 28,089,885 shares have been designated Series C Preferred Stock, all of which are issued and outstanding, of which 3,716,626 shares have been designated Series D Preferred Stock, 2,930,500 of which are issued and outstanding, and of which 15,100,000 shares have been designated Series E Preferred Stock, none of which are issued and outstanding and (ii) 75,500,000 shares of Common Stock, 7,042,600 shares of which are issued and outstanding immediately prior to the date of this Agreement.
(b) All of the outstanding shares of the Company’s Common Stock and Preferred Stock are duly authorized, fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities laws, and with respect to Common Stock only, are subject to a right of first refusal in favor of the Company.

(c) The Company has reserved 10,844,441 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2001 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company’s stockholders (the “Stock Option Plan”). Of such reserved shares of Common Stock, options to purchase 6,955,482 shares have been granted and are currently outstanding, 2,416,852 shares have been issued pursuant to restricted stock purchase agreements or upon the exercise of options and 1,472,107 shares of Common Stock remain available for future grants under the Stock Option Plan.
(d) Except for (i) outstanding options issued pursuant to the Stock Option Plan, (ii) the conversion privileges of the Preferred Stock, (iii) the rights granted pursuant to the Investors’ Rights Agreement (as defined below), (iv) 786,126 shares of Series D Preferred Stock reserved for issuance upon exercise of warrants, (v) the Schering Investment as defined in that certain letter agreement between the Company and Schering Corporation, dated as of February 2, 2007, and (vi) pursuant to Section 6.2 of that certain Research and Development Collaboration Option and License Agreement between the Company and SmithKline Beecham Corporation d/b/a GlaxoSmithKline, effective as of October 5, 2007, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any of its securities.
(e) Except for the Company’s right to repurchase shares of stock from its directors and employees pursuant to stock purchase agreements entered into in the ordinary course of business and form agreements entered into pursuant to the Stock Option Plan, there are no outstanding rights or obligations (contingent or otherwise) of the Company to repurchase or redeem any of its securities, or to pay any dividend or make any distribution in respect thereof.
(f) Except as contemplated in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights to any person or entity. To the Company’s knowledge, except as contemplated in the Voting Agreement (as defined below), no stockholder of the Company has entered into any agreement with respect to the voting of capital shares of the Company.
2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.
2.4 Authorization and Compliance.
(a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit D (the “Investors’ Rights Agreement”), the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit E (the “Co-Sale Agreement”), and the Amended and Restated Voting Agreement in the form attached hereto as Exhibit F (the “Voting Agreement” and collectively with this Agreement, the Investors’ Rights Agreement and the Co-Sale Agreement, the “Transaction Agreements”), the performance of all obligations of the

Company hereunder and thereunder and the authorization, issuance and delivery of the Shares and the Common Stock issuable upon conversion of the Shares (the “Conversion Shares”, and together with the Shares, the “Securities”) has been taken or will be taken prior to the Initial Closing, and the Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
(b) Neither the execution and delivery of the Transaction Agreements nor the performance by the Company of its obligations under the Transaction Agreements (including the issuance of the Shares and the Common Stock issuable upon conversion thereof) will: (i) violate any provisions of the Restated Certificate or the bylaws of the Company; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or other material obligation of the Company; (iii) require notice to or the consent of any party to any material agreement or material commitment, including, without limitation, any lease or license to which the Company is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of the Company under any material agreement or material commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its properties is bound or subject.
2.5 Valid Issuance of Securities. The Shares when issued, sold and delivered in accordance with the terms hereof will be duly and validly issued, fully-paid and nonassessable and, based in part upon the representations of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Certificate. The shares of Common Stock issuable upon conversion of the Shares have been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, shall be duly and validly issued, fully-paid and nonassessable and, based in part upon the representations of the Purchasers in this Agreement, such shares of Common Stock if issued at the Closing would be issued in compliance with all applicable federal and state securities laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) or the consummation of any other transactions contemplated by this Agreement, except for (i) filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), which filings shall be effected within the requisite time periods, and (ii) the filing of the Restated Certificate in the office of the Secretary of State of the State of Delaware which shall be filed by the Company on or prior to the date of this Agreement.

2.7 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or against any of its officers, directors or employees (in their respective capacities as such) nor is the Company aware that there is any reasonable basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened, involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality specifically applicable to the Company. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.
2.8 Intellectual Property. The Company owns or possesses sufficient legal rights to all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and to the Company’s knowledge, all patents, required for or incident to the development, management, operation and sale of all products and services presently proposed to be sold by the Company without any conflict with, or infringement of, or otherwise acting adversely to, the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business, as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity, nor is the Company aware that there is any basis for the foregoing. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business as presently conducted. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

2.9 Compliance with Other Instruments and Laws; Permits. The Company is not in violation or default of any provision of its Restated Certificate or its bylaws. The Company is not in violation of, or default under any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would materially adversely affect the business, properties or condition (financial or otherwise) of the Company. The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any material right granted under any license, distribution agreement or other agreement required to be disclosed on the Schedule of Exceptions. The Company is not in violation of any provision of any federal, state or local statute, rule or governmental regulation which would materially adversely affect the business, properties or condition (financial or otherwise) of the Company. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties or condition (financial or otherwise) of the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
2.10 Agreements; Actions.
(a) Except for agreements explicitly contemplated by the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of, $100,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to any person or entity to manufacture, produce, assemble, license, market, or sell the Company’s products or services (other than the Company’s standard Material Transfer Agreement) or adversely affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services or (iv) obligations (contingent or otherwise) that are otherwise material to the business of the Company.
(b) The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock (including any repurchases thereof), (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, other than liabilities incurred in the ordinary course of business (iii) made any loans or advances to any person or entity, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
(d) The Company is not a guarantor or indemnitor of any indebtedness of any other person or entity.

2.11 Disclosure. None of the Transaction Agreements, nor any other agreements or certificates made or delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made; provided, however, that the Company makes no representation or warranty with regard to any projections, other than that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections. There is no fact known to the Company relating to the business, prospects, condition (financial or otherwise), affairs, operations or assets of the Company which would have a material adverse effect on the business, properties or condition (financial or otherwise) of the Company, that has not been disclosed to the Purchasers in writing by the Company.
2.12 Related Party Transactions. The Company is not indebted, directly or indirectly, to any of its stockholders, officers or directors or to their respective affiliates, spouses or children, in any amount whatsoever other than in connection with payments for services rendered and for expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s stockholders, officers or directors, or any affiliates thereof or members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company’s stock). To the Company’s knowledge, none of the Company’s officers has any direct or indirect ownership interest in any entity with which the Company is affiliated or with which the Company has a business relationship, or any entity which competes with the Company, except that officers of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. None of the Company’s stockholders, officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company (other than to the extent any such person or entity is a party to an Agreement).
2.13 Title to Assets. The Company has good and marketable title to all of its properties and assets that it purports to own, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not individually or in the aggregate materially impair the Company’s ownership or use of such assets. With respect to the assets it leases, the Company is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.
2.14 Financial Statements. The Company has previously furnished the Purchasers with its unaudited balance sheet as of September 30, 2008 (the “Balance Sheet”). The Balance Sheet has been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods indicated, is true and correct in all material respects, is in accordance with the books and records of the Company and fairly and accurately presents in all material respects the financial position of the Company as of such date. Except as described in the Balance Sheet, the Company has no liabilities, debts or obligations, whether accrued, absolute or contingent other than (i) liabilities reflected or reserved against in the Balance Sheet and (ii) liabilities incurred since September 30, 2008.

2.15 Changes. Since the date of the Balance Sheet, there has not been:
(a) Other than the continued use of the Company’s cash in the ordinary course of business, any change in the assets, liabilities, financial condition, prospects or operations of the Company from that reflected in the Balance Sheet, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition, prospects or operations of the Company;
(b) Any resignation or termination of any officer, key employee or group of employees of the Company;
(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;
(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;
(e) Any waiver by the Company of a valuable right or of a material debt owed to it;
(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company;
(h) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects or operations of the Company; or
(i) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (h) above.
2.16 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.
2.17 Tax Matters. The Company is and always has been a subchapter C corporation. The Company has filed all tax returns and reports as and in the manner required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due on a timely basis. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization and/or elections that are reflected in its tax returns), that would have a material effect on the business, properties or condition (financial or otherwise) of the Company. None of the Company’s tax returns have ever been audited by any governmental authorities. The Company has not been advised by any governmental authority (a) that any of its tax returns are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has withheld or collected from each payment made to its employees the amount of all taxes (including without limitation, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories on a timely basis.
2.18 Insurance. The Company has general commercial, product liability, fire and casualty, and directors and officers insurance policies with coverage customary for companies in the Company’s industry and geographical area.
2.19 Labor Matters. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company. Other than pursuant to the Company’s Employee Bonus Plan, the Company has no other material bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan. No current or prospective employee of the Company has been granted the right to continued employment by the Company or to any material compensation or other benefits following termination of employment with the Company or any change in its control. To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by the Company; and to the Company’s knowledge, the continued employment by the Company of its present employees will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. The Chief Executive Officer and each Senior Vice President of the Company is devoting 100% of his or her business time to the conduct of the business of the Company. The Company is not aware that the Chief Executive Officer or any Senior Vice President of the Company intends to work less than full time during the six months after the date of this Agreement. Each former employee of the Company whose employment was terminated by the Company during the two year period immediately preceding the date of this Agreement has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company. To the Company’s knowledge, neither the Chief Executive Officer nor any Senior Vice President of the Company is currently working or has advised us that such person intends to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.
2.20 Confidential Information and Invention Assignment Agreements. Each employee of the Company has executed the Company’s form of Confidential Information and Inventions Agreement. No officer, employee or consultant of the Company has (i) excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such officer, employee or consultant’s proprietary information and inventions agreement or (ii) failed to affirmatively indicate in such proprietary information and inventions agreement that no such works or inventions made prior to his or her employment with the Company exist; provided, that the foregoing sentence shall only apply to works or inventions that the Company believes is or will be necessary to use. The Company is not aware that any of its employees is in violation thereof. the Company exist; provided, that the foregoing sentence shall only apply to works or inventions that the Company believes is or will be necessary to use. The Company is not aware that any of its employees is in violation thereof.

2.21 Corporate Documents. The Certificate of Incorporation and bylaws of the Company are in the forms made available to counsel for the Purchasers.
2.22 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, by any other person or entity on any property owned, leased or used by the Company, other than Hazardous Materials customarily used by companies in the Company’s industry and geographical area. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.
2.23 Section 83(b) Elections. To the best of the Company’s knowledge, all elections and notices permitted by Section 83(b) of the Code and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased shares of the Common Stock other than pursuant to the Stock Option Plan. The Company makes no representation or warranty regarding the content or accuracy of any such election or notice.
2.24 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.
SECTION 3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that as of the date hereof and as of the Closing:
3.1 Authorization. Such Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Experience; Accredited Investor. Such Purchaser has experience as an investor in securities of companies at a similar stage as the Company and acknowledges that it can bear the economic risk of its investment in the Securities. Such Purchaser has either (a) a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons that is of a nature and duration which enables the Purchaser to be aware of the character, business acumen and general business and financial circumstances of the Company or (b) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect its own interests in connection with its purchase of the Securities. Such Purchaser has the financial capacity to bear the risk of this investment. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.3 Purchase Entirely for Own Account. The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account (or a trust account if such Purchaser is a nominee), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring solely the Securities.
3.4 Disclosure of Information. Such Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its directors and officers and to review the Company’s facilities and operations. Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment. Nothing contained in this Section 3.4 shall limit in any respect the Company’s representations and warranties contained in this Agreement.
3.5 Restricted Securities. The Purchaser understands that the Securities have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as may be set forth in the Investors’ Rights Agreement. Such Purchaser acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer securities on the books of the Company only to the extent not inconsistent therewith.
3.6 No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

3.7 Residence / Location. If the Purchaser is an individual, the Purchaser resides in the state or province identified in the address of the Purchaser set forth on the signature pages hereof; if the Purchaser is an entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set on such signature pages.
3.8 Further Restrictions on Disposition. Without in any way limiting the provisions of Section 3.5, such Purchaser agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and the Transaction Agreements (provided, and to the extent, that the Transaction Agreements are then applicable), and any of the following conditions apply: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with such registration statement; or (b) (i) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably acceptable to the Company, that such disposition will not require registration under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. Notwithstanding clauses (a) and (b), no such registration statement or opinion shall be required for a transfer by a Purchaser to her, his or its (1) constituent partner or member, (2) former partner or member, (3) estate, (4) spouse, sibling or the lineal descendants or ancestors of the Purchaser or his or her spouse, (5) grantor or trust beneficiary, if such Purchaser is a trust or (6) affiliate; provided, however, that any such transferee agrees in writing to be subject to the terms of the Transaction Agreements then applicable to the Purchaser.
3.9 Legends. The Purchaser understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends until they are no longer required by law or the provisions of this Agreement:
(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(b) Any legend set forth in the other Transaction Agreements.
(c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.
The legend set forth above shall be removed by the Company from any certificate evidencing Shares upon transfer of the Shares in compliance with Rule 144(k) under the Securities Act or upon delivery to the Company of an opinion, in form and substance and by counsel reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Shares were issued.

3.10 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Company’s offer and sale and Purchaser’s subscription and payment for and continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
SECTION 4. Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the date of this Agreement, of each of the following conditions, unless otherwise waived by such Purchaser:
4.1 Representations and Warranties. The representations and warranties of the Company contained in Sections 2 and 6.7 shall be true and correct on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the Initial Closing.
4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of this Agreement.
4.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to counsel to the Purchasers on the date of this Agreement a certificate certifying that the conditions specified in Sections 4.1, 4.2, 4.6 and 4.10 have been fulfilled.
4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be in effect as of the Closing in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
4.5 Legal Opinion of Company Counsel. The Purchasers shall have received from Cooley Godward Kronish LLP, counsel for the Company, an opinion dated as of the date hereof, in substantially the form of Exhibit G hereto.
4.6 Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

4.7 Board of Directors. As of the date of this Agreement, the Board shall be comprised of seven persons, consisting of Stephen J. Benkovic, Lucy Shapiro, Mark Leschly, Paul Klingenstein, David Perry, Anders Hove and Richard Markham.
4.8 Investors’ Rights Agreement. The Company, each Purchaser and the requisite number of any other parties named in the signature pages thereto shall have executed and delivered the Investors’ Rights Agreement in substantially the form attached as Exhibit D.
4.9 Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser and the requisite number of any other parties named in the signature pages thereto shall have executed and delivered the Co-Sale Agreement in substantially the form attached as Exhibit E. The stock certificates representing the outstanding shares subject to the Co-Sale Agreement shall have been delivered to the Secretary of the Company and shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Co-Sale Agreement.
4.10 Voting Agreement. The Company, each Purchaser, and the requisite number of any other parties named in the signature pages thereto shall have executed and delivered the Voting Agreement in substantially the form attached as Exhibit F. The stock certificates representing the outstanding shares subject to the Voting Agreement shall have been delivered to the Secretary of the Company and shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Voting Agreement.
4.11 Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the date of this Agreement, which shall continue to be in full force and effect as of the date of this Agreement.
4.12 Secretary’s Certificate. Purchasers shall have received from the Company’s Secretary, a certificate having attached thereto (i) the Company’s Restated Certificate as in effect at the time of the Initial Closing, (ii) the Company’s Bylaws as in effect at the time of the Initial Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Certificate, and (v) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Initial Closing.
4.13 Minimum Investment. The sale and issuance of the Shares at the Initial Closing shall yield gross proceeds (including by cancellation of indebtedness) to the Company of at least $50,000,000 in the aggregate.
SECTION 5. Conditions to the Company’s Obligations at Closing. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Sections 3 and 6.7 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.
5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be in effect as of the Closing in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
5.4 Investors’ Rights Agreement. The Company, each Purchaser and the requisite number of any other parties named in the signature pages thereto shall have executed and delivered the Investors’ Rights Agreement in substantially the form attached as Exhibit D.
5.5 Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser and the requisite number of any other parties named in the signature pages thereto shall have executed and delivered the Co-Sale Agreement in substantially the form attached as Exhibit E.
5.6 Voting Agreement. The Company, each Purchaser and the requisite number of any other parties named in the signature pages thereto shall have executed and delivered the Voting Agreement in substantially the form attached as Exhibit F.
SECTION 6. Miscellaneous.
6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement. The covenants set forth herein shall survive indefinitely in accordance with their terms. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchasers, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchasers or any of their representatives.
6.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties as are permitted by the Transaction Agreements. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
6.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to its principles of conflicts of law or choice of law.
6.4 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
6.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by nationally-recognized overnight courier or sent by electronic mail, or on the third business day after being deposited in the U.S. mail, as certified or registered mail, return receipt requested, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the Schedule of Purchasers, or as subsequently modified by written notice, and if to the Company, (a) addressed to Anacor Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303-4230, Attn: David Perry, E-mail: dperry@anacor.com, (b) with a copy to Mark B. Weeks, Cooley Godward Kronish LLP, Five Palo Alto Square, 3000 E1 Camino Real, Palo Alto, CA 94306-2155, E-mail: mweeks@cooley.com.
6.7 Finder’s Fee. Each party represents severally and not jointly that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
6.8 Amendments and Waivers. This Agreement may be amended or waived by holders (either generally or in a particular instance and either retroactively or prospectively) only with written consent of the Company and the holders of at least 70% of the Common Stock issued or issuable upon conversion of the Series E Preferred. Any amendment or waiver effected in accordance with this Section 6.8 shall be binding upon all of the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.
6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
6.10 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled.
6.12 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.
6.13 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person or entity, other than the Company and its representatives, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, members, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.
6.14 Acknowledgement as to Counsel. The parties acknowledge and agree that Cooley Godward Kronish LLP has prepared this Agreement and the other documents contemplated hereby as counsel to the Company and not as counsel to the Purchasers, and that each Purchaser is entitled to retain his or its own counsel at his or its own expense.
[Signature Pages Follow]

The parties have executed this Series E Preferred Stock Purchase Agreement as of the date first written above.

COMPANY: ANACOR PHARMACEUTICALS, INC.
By:	/s/ David Perry
Name: David Perry
Title: Chief Executive Officer

Address:	1020 East Meadow Circle Palo Alto, California 94303

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS: SMITHKLINE BEECHAM CORPORATION D/B/A GLAXOSMITHKLINE
By:	/s/ William J. Mosher
Name: William J. Mosher
Title: Secretary

Address:	200 N. 16th Street Philadelphia, PA 19102

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): SCHERING CORPORATION
By:	/s/ David Piacquad
Name: David Piacquad
Title: Vice President

Address:	2000 Galloping Hill Road Kenilworth, NJ 07033
SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): RHO VENTURES IV, L.P.
By:	Rho Management Ventures IV, L.L.C., General Partner
By:	/s/ Mark Leschly
Name: Mark Leschly
Title: Managing Member

Address:	152 W. 57th Street, 23rd Floor New York, New York 10019

RHO VENTURES IV GmbH & CO. BETEILIGUNGS KG
By:	Rho Capital Partners Verwaltungs GmbH, General Partner
By:	/s/ Mark Leschly
Name: Mark Leschly
Title: Managing Director

Address:	152 W. 57th Street, 23rd Floor New York, New York 10019

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): RHO VENTURES IV (QP), L.P.
By:	Rho Management Ventures IV, L.L.C., General Partner
By:	/s/ Mark Leschly
Name: Mark Leschly
Title: Managing Member

Address:	152 W. 57th Street, 23rd Floor New York, New York 10019

RHO MANAGEMENT TRUST I
By:	Rho Capital Partners, Inc., as Investment Adviser
By:	/s/ Mark Leschly
Name: Mark Leschly
Title: Managing Partner

Address:	152 W. 57th Street, 23rd Floor New York, New York 10019

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): VENROCK PARTNERS, L.P. by its General Partner, Venrock Partners Management, LLC
By:	/s/ Anders D. Hove
Name: Anders D. Hove
Title: Member

Address:	530 Fifth Avenue, 22nd floor New York, NY 10036

VENROCK ASSOCIATES IV, L.P. by its General Partner, Venrock Management IV, LLC
By:	/s/ Anders D. Hove
Name: Anders D. Hove
Title: Member

Address:	530 Fifth Avenue, 22nd floor New York, NY 10036

VENROCK ENTREPRENEURS FUND IV, L.P. by its General Partner, VEF Management IV, LLC
By:	/s/ Anders D. Hove
Name: Anders D. Hove
Title: Member

Address:	530 Fifth Avenue, 22nd floor New York, NY 10036

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): CARE CAPITAL INVESTMENTS II, LP
By:	Care Capital II, LLC
as general partner of Care
Capital Investments II, LP

By:	/s/ Richard J Markham
Name: Richard J Markham
(print)
Title: Partner

Address:	47 Hulfish Street, Suite 310 Princeton, NJ 08542

CARE CAPITAL OFFSHORE INVESTMENTS II, LP
By:	Care Capital II, LLC
as general partner of Care
Capital Offshore Investments II, LP

By:	/s/ Richard J Markham
Name: Richard J Markham
(print)
Title: Partner

Address:	47 Hulfish Street, Suite 310 Princeton, NJ 08542

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): ABERDARE II ANNEX FUND, L.P.
By:	Aberdare GP II, LLC its General
Partner

By:	/s/ John H. Odden
Name: John H. Odden
Title: Manager

Address:	One Embarcadero Center, #4000 San Francisco, California 94111

/s/ Paul H. Klingenstein
Paul H. Klingenstein

/s/ John H. Odden
John H. Odden

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): MCADAMS-SHAPIRO FAMILY TRUST DATED MAY 24, 1999
By:	/s/ Lucy Shapiro
Name: LUCY SHAPIRO
Title: Trustee

Address:	724 Esplanada Way Stanford, CA 94305

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued):
/s/ Stephen Benkovic
STEPHEN BENKOVIC

Address:	771 TEABERRY LN State College, Pa 16803

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): RED ABBEY VENTURE PARTNERS (QP), LP
By:	Red Abbey Ventures Partners, LLC,
its General Partner

By:	/s/ Matt Zuga
Matt Zuga, its Managing Member

Address:	2330 West Joppa Road Suite 330 Baltimore, MD 21093

RED ABBEY VENTURE PARTNERS, LP
By:	Red Abbey Ventures Partners, LLC,
its General Partner

By:	/s/ Matt Zuga
Matt Zuga, its Managing Member

Address:	2330 West Joppa Road Suite 330 Baltimore, MD 21093

RED ABBEY CEO’S FUND, LP
By:	Red Abbey Ventures Partners, LLC,
its General Partner

By:	/s/ Matt Zuga
Matt Zuga, its Managing Member

Address:	2330 West Joppa Road Suite 330 Baltimore, MD 21093

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS (continued): GC&H INVESTMENTS, LLC
By:	/s/ John L. Cardoza
Name: John L. Cardoza
Title: Managing Member

GC&H INVESTMENTS
By:	/s/ John L. Cardoza
Name: John L. Cardoza
Title: Executive Partner

SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT